RITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ________)*

Gulf Coast Ultra Deep Royalty Trust (GULTU)
(Name of Issuer)

Royalty Trust Units
(Title of Class of Securities)
40222T104
(CUSIP Number)

December 31, 2017
(Date of Event Which Requires Filing of this Statement)

Checktheappropriateboxtodesignatetherulepursuanttowhichthis Scheduleisfiled:
X
Rule 13d-1(b)
Rule 13d-1(c)
Rule 13d-1(d)
Theremainderofthiscoverpage
shallbefilledoutforareporting
personsinitialfilingonthisform
withrespecttothesubject
classofsecurities,andforanysubsequent
amendmentcontaininginformationwhich
wouldalterthedisclosuresprovidedina
priorcoverpage.Theinformationrequired
intheremainderofthiscoverpageshall
notbedeemedtobefiledforthepurposeof
Section18oftheSecuritiesExchangeActof1934
orotherwisesubjecttotheliabilitiesofthat
sectionoftheActbutshallbesubjecttoallother
provisionsoftheActhoweverseetheNotes.
Personswhorespondtothecollectionof
informationcontainedinthisformarenot
requiredtorespondunlesstheformdisplaysa
currentlyvalidOMBcontrolnumber.


13G
CUSIPNo.106776107

PageXofXX


1. Names of Reporting Persons.

Akanthos Capital Management, LLC
2. Check the Appropriate Box if a
Member of a Group
(a)
(b) X

3. SEC Use Only

4. Citizenship or Place of Organization
Delaware, U.S.A.

5. Sole Voting Power

:
16,135,696 (see Note to Item 4 below)


6. Shared Voting Power:


0

7. Sole Dispositive Power:


16,135,696 (see Note to Item 4 below)

8. Shared Dispositive Power:


0

9. Aggregate Amount Beneficially Owned by Each Reporting Person:
16,135,696 (see Note to Item 4 below)

10. Check if the Aggregate Amount in
Row (9) Excludes Certain Shares

11. Percent of Class Represented by Amount in Row (9):

7.01%

12. Type of Reporting Person

IA


13G
CUSIP No.

106776107


ITEM 1.
(a) Name of Issuer:

Gulf Coast Ultra Deep Royalty Trust (GULTU)


(b)AddressofIssuer'sPrincipalExecutiveOffice: TheBankofNewYork
MellonTrustCompany,N.A.,astrustee



Institutional Trust Services

919 Congress Avenue, Suite 500,
Austin, TX 78701
ITEM 2.
(a) Name of Person Filing:


Akanthos Capital Management, LLC


(b) Address of Principal Business Office, or if None, Residence:
21700 Oxnard St., Ste1730,
WoodlandHills,CA 91367

(c) Citizenship:


State of Delaware LLC


(d) Title of Class of Securities:

Royalty Trust Units
(e) CUSIP Number:




40222T104


ITEM 3. IFTHISSTATEMENTISFILEDPURSUANT
TOSS.240.13d-1(b)OR240.13d-2(b)OR(c),
CHECK
WHETHER TH
E PERSON FILING IS A:


X

Aninvestmentadviserinaccordancewith
ss.240.13d-1(b)(1)(ii)(E)


ITEM 4. OWNERSHIP.

Provide the following information
regarding the aggregate number and
percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:


16,135,696 (see Note to below)


(b) Percent of class: 7.01%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote
:
16,135,696 (see Note to below)
(ii) Shared power to vote or to direct the vote

:

0


(iii) Sole power to dispose or to direct the disposition of:
16,135,696 (see Note to below)

(iv) Shared power to dispose or to direct the disposition of

:

0

NOTE:AkanthosCapitalManagement,LLC("ACM"),
aninvestment adviserregisteredunderthe
InvestmentAdvisersActof1940, furnishesinvestmentadvicetoprivatefunds andseparatelymanaged accounts.
Inthisrole,ACMpossessesvotingand/or
investmentpower overthe
securitiesoftheIssuerdescribed
inthisschedulethatare owned by the Funds.
All securities in this schedule are
owned by the Funds.
ACM
disclaims ownership of such securities.


ITEM 5.OWNERSHIPOFFIVEPERCENTORLESSOFACLASS.



Not Applicable


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

All securities reported are owned
by ACM's advisory clients, none of
which to ACM's knowledge owns more
than 5% of the class.


ITEM 7.IDENTIFICATIONANDCLASSIFICATION
OFTHESUBSIDIARY WHICHACQUIREDTHE

SECURITYBEING REPORTEDONBYTHEPARENT
HOLDINGCOMPANY.


Not Applicable


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF
MEMBERS OF THE GROUP.


Not Applicable


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.


Not Applicable


ITEM 10.CERTIFICATIONS.

(a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

"By signing below I certify that,
to the best of my knowledge and belief,
the securities referred to above were

acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

(b) The following certification shall
be included if the statement is filed pursuant to Rule 13d-1(c):

"By signing below I certify that,
to the best of my knowledge and belief,
the securities referred to above were
not
acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.
"

SIGNATURE

Afterreasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
February 14, 2018

________________________________
(Date)
/s/Michael Kao
________________________________
(Signature)

Michael Kao, CEO
________________________________
(Name/Title)